Exhibit 23.1

Nevada Office: 770 East Warm Springs Road Suite 225 Las Vegas, Nevada 89119 702.413.6000 www.rbsmllp.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated March 31, 2025 on the consolidated financial statements of eXoZymes Inc. (FKA Invizyne Technologies, Inc.) and its subsidiary, appearing in the Annual Report on Form 10-K of eXoZymes Inc. (FKA Invizyne Technologies, Inc.) for the year ended December 31, 2024. Our report includes an explanatory paragraph expressing substantial doubt regarding the Company’s ability to continue as a going concern.

/s/ RBSM LLP

Las Vegas, NV

April 25, 2025